Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-217063) and to the incorporation by reference in the Registration Statements on  Form S-8 (File Nos. 333-127340, 333-164696, 333-174127 and 333-190469) of our report dated March 28, 2018 with respect to the financial statements of Senstar Latin America, S.A. de C.V. included in this Annual Report on Form 20-F of Magal Security Systems Ltd. for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

/s/ Sallas, Sainz – Grant Thornton, S.C.
Mexico City, Mexico	SALLAS, SAINZ – GRANT THORNTON, S.C.
March 28, 2018	A Member of Grant Thornton International Ltd.